Exhibit 99.1

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION PRICES SENIOR NOTES OFFERING

BOSTON, MASSACHUSETTS - May 18, 2021 - American Tower Corporation (NYSE: AMT) today announced the pricing of its registered public offering of senior unsecured notes due 2027, 2029 and 2033 in aggregate principal amounts of €750.0 million (approximately $911.4 million), €750.0 million (approximately $911.4 million) and €500.0 million (approximately $607.6 million), respectively. The 2027 notes will have an interest rate of 0.450% per annum and are being issued at a price equal to 99.783% of their face value. The 2029 notes will have an interest rate of 0.875% per annum and are being issued at a price equal to 99.923% of their face value. The 2033 notes will have an interest rate of 1.250% per annum and are being issued at a price equal to 99.371% of their face value.

The net proceeds of the offering are expected to be approximately €1,983.1 million (approximately $2,409.8 million), after deducting underwriting discounts and estimated offering expenses. American Tower intends to use the net proceeds for general corporate purposes. This may include, among other things, the funding of acquisitions, including the pending Telxius acquisition, additions to working capital and repayment or refinancing of existing indebtedness.

BofA Securities, J.P. Morgan, Mizuho Securities, Morgan Stanley, TD Securities, Barclays, Citigroup and RBC Capital Markets are acting as Joint Book-Running Managers for the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering was made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by contacting Merrill Lynch International at 1-800-294-1322, J.P. Morgan Securities plc at +44-207-134-2468, Mizuho Securities at +44-20-7090-6698, Morgan Stanley & Co. International plc at 1-866-718-1649 or The Toronto-Dominion Bank at 1-855-495-9846.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 187,000 communications sites. For more information about American Tower, please visit www.americantower.com.

Cautionary Language Regarding Forward-Looking Statements

This press release contains “forward-looking statements” concerning the Company’s goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Actual results may differ materially from those indicated in the Company’s forward-looking statements as a result of various factors, including those factors set forth in Item 1A of its Form 10-K for the year ended December 31, 2020 under the caption “Risk Factors.” The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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